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                                                                    EXHIBIT 23.1




                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the (i) Registration Statements (Forms S-8 No. 33-41527, No. 33-55446, No. 33-55448, No. 33-78848, No. 33-78844,
No. 333-44763, No. 333-44765, No. 333-13007, No. 33-78834, No. 33-95270, No.
333-13015 and No. 333-07879) of NTL Incorporated (the "Company") and (ii) Registration Statements (Forms S-3 No. 333-00118, No. 33-92792, No. 333-07879,
No. 333-16751, No. 333-72335, No. 333-66855 and No. 333-63615) of the Company
and in the related Prospectuses of our report dated March 26, 1999, with respect to the consolidated financial statements and schedules of the Company included in the Annual Report (Form 10-K) for the year ended December 31, 1998.




                                        ERNST & YOUNG LLP



New York, New York
March 26, 1999